Consent of Independent Registered Public Accounting Firm
We hereby consent to the use in this prospectus relating to the special dividend of limited partnership units of Brookfield Infrastructure Partners L.P. by Brookfield Asset Management Inc. and the Registration Statement on Form 20-F of Brookfield Infrastructure Partners L.P., to which the prospectus serves as an exhibit of our report dated February 27, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Longview Fibre Company, which appears in such above-mentioned prospectus.
Portland, Oregon
October 18, 2007